Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-291212) and Form S-8 (No. 333-279282) of Silvaco Group, Inc. (the “Company”) of our report dated March 12, 2026, relating to the consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ Baker Tilly US, LLP

San Jose, California
March 12, 2026